
EXHIBIT 11


STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
TRINOVA CORPORATION
(In thousands, except per share data)


                                       Three Months Ended      Nine Months Ended
                                          September 30            September 30
                                        ------------------      -------------------
                                        1995      1994         1995          1994
                                          ----        ----         ----      ----
AVERAGE SHARES OF COMMON STOCK
AND COMMON STOCK EQUIVALENTS
OUTSTANDING (NOTE A)
Average shares outstanding               28,909     28,775      28,850     28,695
Assumed conversion of the 6%
 convertible debentures                   1,905      1,905       1,905      1,905
Net effect of dilutive stock
 options based upon treasury stock
 method using average market price          110        223         110        223
                                      --------- ----------  ---------- ----------
Average shares of common stock
 and common stock equivalents
 outstanding                             30,924     30,903      30,865     30,823
                                     ========== ==========  ========== ==========

INCOME ATTRIBUTABLE TO COMMON STOCK (NOTE A)
Net income                           $   18,999 $   15,131  $   74,867 $   47,729
After-tax equivalent of interest
  expense on the 6% convertible
  debentures                                930        930       2,790      2,790
                                     ---------- ----------  ---------- ----------
Income attributable to common stock  $   19,929 $   16,061  $   77,657 $   50,519
                                     ========== ==========  ========== ==========


Net Income per Share                 $      .64 $      .52  $     2.52 $     1.64
                                     ========== ==========  ========== ==========


Note A - Net income per share is computed using the average number of common shares outstanding, including common stock equivalents. The assumed conversion of the Company's 6% convertible debentures was included in average shares outstanding, increasing the average number of shares outstanding by 1,904,762 shares. For purposes of computing net income per share, net income was increased for the after-tax equivalent of interest expense on the 6% convertible debentures.


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